EXHIBIT 10 (c)

OSMONICS, INC.

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made by and  between OSMONICS, INC., a Minnesota corporation  (the “Company”), and D. Dean Spatz (the “Employee”), as of the 26th day of April, 2001 (the “Effective Date”).

RECITALS

A.                                                      The Board of Directors of the Company (the “Board”) recognizes that the Employee’s contribution to the growth and success of the Company and its subsidiaries will be substantial.

B.                                 The Company may engage in discussions concerning the possible acquisition of the Company’s securities by another company or companies, and the possible merger of the Company with or into another company or companies.

C.                                 Such discussions and the attendant uncertainties caused by such discussions may have an unsettling effect on key management employees.

D.                                It is in the best interests of the Company that such key management employees, including Employee, continue to be employed by the Company, whether or not an acquisition or merger of the Company occurs.

E.                                  On or about August, 1999, the Board determined that it was and is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties.

F.                                  The Board of Directors subsequently determined that it would be in the best interests of the Company to preclude key employees from competing with the Company should they be required to leave the Company after a Change in Control (as defined herein).

G.                                 This Agreement sets forth the severance compensation which the Company agrees it will pay to the Employee if the Employee’s employment with the Company terminates under one of the circumstances described herein following a Change in Control (as defined herein).

H.                                This Agreement also includes certain restrictive covenants by which Employee agrees to refrain for a certain time from competition with the Company, from disclosure of confidential information he possesses concerning the Company, and from any interference with relationships between the Company and other employees and persons and organizations doing business with the Company.

I.                                     Such restrictive covenants and the availability to the Company of the services of Employee after the date hereof are important considerations in the Company’s decision to provide the severance benefits under this Agreement, and the Company is unwilling to provide the benefits set forth below to Employee unless Employee executes and delivers this Agreement to the Company.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by the Employee for the Company, the parties hereto agree as follows:

AGREEMENT

1.                     Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

1.1              Applicable Period.  For purposes of this Agreement, the Applicable Period shall equal to the number of months equal to the product of (i) twelve and (ii) the Factor (defined below).

1.2              Annual Cash Compensation.  For purposes of this Agreement, the Employee’s  Annual Cash Compensation shall mean the sum of (i) the Employee’s annual base salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (ii) an amount equal to the greater of the Employee’s annual incentive target bonus for the fiscal year in which the Date of Termination occurs or the annual incentive bonus the Employee received for the fiscal year prior to the Change in Control of the Company.  Notwithstanding the foregoing, Annual Cash Compensation shall not include any stock option received from the Company nor any cash received or income reported by the Employee as a result of stock options received from the Company.

1.3              Cause.

1.3.1     For purpose of this Agreement “Cause” shall mean:

1.3.1.1  the willful and continued failure by the Employee to substantially perform his material duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Employee for Good Reason), after receipt by the Employee of written demand for substantial performance of his material duties is delivered by the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed his material duties and which notice gives the Employee not less than forty-five (45) days to remedy any such failure to substantially perform his material duties, or

1.3.1.2  the willful engaging by the Employee in misconduct which is materially injurious to the Company, monetarily or otherwise.

1.3.2            No act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

1.3.3            Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company’s intention to terminate for Cause, and (ii) delivery to the Employee of a Notice of Termination from the Board finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in clause 1.3.1.1 or 1.3.1.2 hereof, and specifying the particulars thereof in detail.

1.4          Change in Control.  A “Change in Control” of the Company shall occur if:

1.4.1            any person (as defined in Sections 3(a)(9) and 13(d)(3) of the ‘34 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated pursuant to the ‘34 Act), directly or indirectly, of 35% or more of combined voting power of the Company’s then outstanding securities; provided, however, that if any such person is now the beneficial owner of 35% or more of such voting power as of the date of execution of this Agreement, the present existence of such ownership shall not constitute a “Change in Control” unless such person changes in identity or composition or the same person becomes the beneficial owner, directly or indirectly, of 50% of such voting power;

1.4.2            the occurrence within any twelve (12)-month period during the term of the Agreement of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Board;

1.4.3            the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation, but only if such transaction results in an immediate change in the Board as described in clause 1.4.2; and, if the Board does not so change, the resulting entity shall be deemed a Successor and shall thereafter be liable for all of the Company’s obligations hereunder; or

1.4.4            an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation).

1.5        Code.     “Code” shall mean the Internal Revenue Code of 1986, as amended (or any successor provision) and any Treasury Regulations issued thereunder.

1.6        Date of Termination.  “Date of Termination” shall mean:

1.6.1            if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period); or

1.6.2            if the Employee’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is delivered to the Employee; provided that if within thirty (30) days after any Notice of Termination is delivered to the Employee by the Company the Employee notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties, by one or more qualified medical doctors in the case of Disability, or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).  Nothing contained in this paragraph shall be construed to give the Employee any right to continued employment, salary or benefits during any period such dispute is being decided.

1.7        Disability. “Disability” shall mean the Employee’s inability to substantially perform his material duties on a full-time basis for twelve (12) consecutive months due to physical or mental illness, if within thirty (30) days after Notice of Termination is thereafter given by the Company the Employee shall not have returned to the full-time performance of the Employee’s duties; provided, however, that if Employee shall not agree with a determination to terminate him because of Disability, the question of Employee’s ability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Employee or, in the event of the Employee’s incapacity to designate a doctor, the Employee’s legal representative.  In the absence of agreement between the Company and the Employee, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

1.8        Factor.  For purposes of this Agreement, the Factor shall be 3.

1.9        Good Reason.  Termination for “Good Reason” shall mean one or more of the following:

1.9.1            a demeaning or a material adverse involuntary change in Employee’s duties, status, title or position as an Employee or officer of the Company, such as the removal of the Employee as an officer, manager, etc. which position the Employee held at the time of the Change of Control.  For purposes of this section, the fact that the Company is a subsidiary of an acquirer or a division of an acquirer shall not in and of itself be considered a material change to the Employee’s duties, status, titles or position and any change in titles to make such title consistent with those of an acquirer shall not in and of itself be considered a material change to the Employee’s duties, status, titles or position, duties, responsibilities; or

1.9.2            a reduction by the Company in the Employee’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within twelve (12) months of the Employee’s last increase in base salary) the Employee’s base salary after a Change in Control of the Company in the amount which at least equals, on a percentage basis, the average percentage increase in base salary for all similarly situated Employees of the Company effected in the preceding twelve (12) months or a change in the eligibility requirements or performance criteria under any Plan under which Employee is covered as of the Effective Date, which adversely affects Employee and is not substantially cured as provided in Section 1.9.3; or

1.9.3            any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s Profit Sharing Plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Employee is participating at the time of a Change in Control of the Company (or any other plans providing the Employee with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Employee’s participation in or materially reduce, in the aggregate, the Employee’s benefits under any such Benefit Plan or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of a Change in Control of the Company (unless the Company or the acquirer provide substantially similar benefits  to the Employee under other plans, or provides benefits (including cash payments) which are in the aggregate  comparable financially to the aggregate benefits provided under the Benefit Plans on an after tax basis; or

1.9.4            any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the [Company’s Senior Management Incentive Plan], bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Employee is participating at the time of a Change in Control of the Company (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company which would adversely affect the Employee’s participation in any such Incentive Plan or reduce in the aggregate the Employee’s benefits under any such Incentive Plan (unless the Company or the acquirer provide substantially similar benefits to the Employee under other plans); or

1.9.5            any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company’s 1993 Stock Option Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Employee is participating at the time of a Change in Control of the Company (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any such Securities Plan; or change in the plan which would or could have a material adverse affect on the amount, timing and condition of benefits which the Employee may receive under the Plan (unless the Company or the acquirer provide substantially similar benefits  to the Employee under other plans); or

1.9.6            a transfer of the Employee’s place of work to a location which is more than fifty miles from the Employee’s place of work at the time of the Change of Control; or

1.9.7            the Employer requires the Executive to travel on Employer business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change of Control of the Company exclusive of travel necessitated primarily by the Change of Control; or

1.9.8            any failure by the Company to provide the Employee with the number of paid personal paid leave days or vacation or sick days to which the Employee is entitled at the time of a Change in Control of the Company; or

1.9..9           any material breach by the Company of any provision of this Agreement; or

1.9.10          any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

1.9.11          any purported termination of the Employee’s employment which is not effected pursuant to a Notice of Termination and for purposes of this Agreement, no such purported termination shall be effective.

1.10      Incumbent Members.  “Incumbent Members” in respect of any twelve (12)-month period, shall mean the members of the Board on the date immediately preceding the commencement of such twelve (12)-month period, provided that any person becoming a Director during such twelve (12)-month period whose election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve (12)-month period.

1.11      Notice of Termination.  A “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee.  Any and all terminations by the Company shall be communicated by a Notice of Termination.

1.12      ‘34 Act.  “ ‘34 Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor provision).

2.             Term.   This Agreement shall commence on the Effective Date first above written and shall continue in effect until terminated as provided below.

2.1        Both parties may terminate this Agreement by mutual consent.

2.2        The Company may terminate this Agreement on not less than thirty (30) days prior written notice, provided however, that this Agreement shall not terminate earlier than the date which is ninety (90) days after the Effective Date.

3.             Severance Compensation upon a Change of Control and Termination of Employment.

3.1        If (a) a Change in Control of the Company shall have occurred while the Employee is an employee of the Company, and (b) within the two (2)-year period beginning on the date of such Change in Control (i) the Company shall terminate the Employee’s employment other than for death, Disability, or Cause (it being understood that a purported termination for Disability or for Cause which is finally determined not to have been proper shall not be a termination for Disability or for Cause), or (ii) the Employee shall terminate his employment for Good Reason, the Company shall provide the Employee with the payments and benefits set forth below.

3.2        If (a) the Company terminates the Employee’s employment within three (3) months before the earlier of (i) public notice of a transaction that, if consummated, would constitute a Change of Control or a Change of Control occurs within two (2) years of such an announcement, (ii) a letter of intent regarding a transaction that, if consummated, would be a Change of Control or a Change of Control occurs within two (2) years of such letter of intent, or (iii) a definitive agreement regarding a transaction that, if consummated, would be a Change of Control or a Change of Control occurs within two (2) years of such a definitive agreement, and (b) such termination occurred for any reason other than for death, Disability, or Cause (it being understood that a purported termination for Disability or for Cause which is finally determined not to have been proper shall not be a termination for Disability or for Cause), the Company shall provide the Employee with the payments and benefits set forth below.

3.3        If the Employee shall have terminated his employment for Good Reason three (3) months before the earlier of (i) public notice of a transaction that, if consummated, would constitute a Change of Control or a Change of Control occurs within two (2) years of such an announcement, (ii) a letter of intent regarding a transaction that, if consummated, would be a Change of Control or a Change of Control occurs within two (2) years of such letter of intent, or (iii) a definitive agreement regarding a transaction that, if consummated, would be a Change of Control or a Change of Control occurs within two (2) years of such a definitive agreement, the Company shall provide the Employee with the payments and benefits set forth below

3.4        The Company shall pay the Employee any earned and accrued but unpaid installment of base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts to which the Employee is entitled as of the Date of Termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; such payments to be made in a lump sum on or before the fifth (5th) day following the Date of Termination;

3.5        In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination and in exchange for the non-compete and other covenants by the Employee set forth below, the Company shall pay to the Employee an amount equal to [(A)] the product of (i) the sum of the Employee’s Annual Cash Compensation and (ii) the Factor [less, (B) One Dollar]; such amount shall be paid in equal monthly installments over the Applicable Period with the first such payment due on or before the fifth calendar day following the Date of Termination or the Change of Control, whichever is later, with all subsequent payments due on the applicable anniversary of the first such payment.

3.6        During the Applicable Period, the Company will reimburse the Employee for all reasonable expenses incurred by him (but not including any arrangement by which the Employee prepays expenses for a period of greater than thirty (30) days) in seeking employment with another Company including the fees of a reputable outplacement organization, not to exceed the greater of $10,000.00 or 10% of the Employee’s Annual Cash Compensation.  The Company’s obligation hereunder shall terminate after the Employee employment by another employer.

3.7        During the Applicable Period (or such greater period of time as may be required by law), the Company shall maintain in full force for the continued benefit of the Employee and effect and shall pay the entire cost of providing benefits to the Employee and his family, all employee welfare benefit plans and perquisite programs in which the Employee was entitled to participate immediately prior to the Date of Termination provided that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Employee’s participation in any such plan or program is barred, the Company shall, at its sole cost and expense, arrange to provide at the Company’s cost, the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  The Company’s obligations hereunder shall be offset by any benefits the Employee receives from a new employer.

3.8        Except as provided below, the Company shall vest and make immediately exercisable all stock options granted by the Company to the Employee for the acquisition of the Company’s stock, or at the Employee’s option, pay to the Employee an amount equal to the amount (less the exercise price, if any, for such stock subject to the options) which the Employee would have been entitled to receive had such options been immediately vested and exercisable plus the amount, if any, which would put the Employee in the net after tax position if the options were immediately vested and exercised and the Employee had exercised such options; and the Company shall cause all stock issuable pursuant to such options to be immediately tradeable upon the applicable stock exchange upon receipt by the Employee.  Notwithstanding the foregoing, no such vesting or payment shall be required as and to the extent such vesting or payment would prevent Apooling@ accounting as provided in Section 8.6.

3.9        The Company shall fully vest and make distributable all accrued benefits of the Employee under all employee pension benefit plans (401(k) and profit sharing plan) in which the Employee was entitled to participate immediately prior to the Date of Termination.  In the event that such vesting is not permitted by applicable law, the Company shall, at its sole cost and expense, arrange to provide at the Company’s cost, the benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs if such benefits were fully vested and distributable.

4.             Mitigation: No Effect on Other Contractual Rights.

4.1        The Employee shall use reasonable efforts to find comparable employment in terms of location, status, duties, position, salary and incentive compensation, benefits and plans.

4.2        Except as provided above, the Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under Sections 3.1, 3.2 or 3.3 of this Agreement be reduced by any compensation earned by the Employee as the result of employment by another Company after the Date of Termination, or otherwise.

4.3        If the Employee is engaged by the Company or an affiliate as a consultant upon the Date of Termination, the amounts payable under this Agreement shall be adjusted based upon the amount paid to the Employee as a consultant by the Company in the following manner, the amount payable under Section 3.5 shall be multiplied by a fraction the numerator of which is the Employee’s Annual Cash Compensation as defined herein multiplied by the Factor minus the aggregate amount which the Company unconditionally agrees to pay to the Employee as a Consultant during the Applicable Period and the numerator of which is the Annual Cash Compensation as defined herein multiplied by the Factor.

4.4        Except as expressly provided herein, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

5.             Assumption by Successor to the Company.

5.1        The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to terminate the Employee’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  If at any time during the term of this Agreement the Employee is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in this Agreement shall in addition include such Company.  In such event, the Company agrees that it shall pay or shall cause such Company to pay any amounts owed to the Employee pursuant to Section 3 hereof.

5.2        This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

6.             Company’s Right to Terminate Employment.  Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the Employee has a written employment agreement with the Company, the Company may terminate the Employee’s employment at any time, for any reason or no reason, and no provision contained herein shall affect the Company’s ability to terminate the Employee’s employment at any time, with or without Cause. Nothing in this Agreement shall in any way require the Company to provide any of the benefits specified in this Agreement prior to a Change in Control, nor shall this Agreement be construed in any way to establish any policies or other benefits for the Employee or any other employee of the Company whose employment with the Company is terminated prior to a Change in Control.

7.             Documents, Confidentially, Non–Compete

7.1        Definition.  For purposes of this Section 7 the term “Company” shall include Osmonics and any and all subsidiaries of the foregoing and any entities related through common controlling ownership to Osmonics.

7.2        Documents.  Employee shall not (except in the performance of his duties hereunder) at any time or in any manner, make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatever belonging to or in the possession of Company or of any affiliate of Company or any customer or client of Company.  Employee shall have no right, title or interest in any such material, and Employee agrees that (except in the performance of his duties under this Agreement) he will not, without the prior written consent of Company, remove any material from the premises of Company or any affiliate of Company and that he will surrender all such material to Company immediately upon the termination of his employment or at any time prior thereto upon the request of Company.

7.3        Proprietary Information, Confidentiality. Without the prior written consent of Company (which may be withheld with or without reason), Employee shall not at any time (after the date hereof, whether during or after his employment with Company), directly or indirectly, use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secrets, information, data, know–how or knowledge (including, but not limited to, that relating to costs, products, equipment, merchandising and marketing methods, suppliers, customers, personnel training programs, business expansion plans or financing) which is proprietary to Company or any affiliate of Company or any client or customer of Company. This Section 7.3 shall not apply to any such data, information, know–how or knowledge which (a) is publicly known or which hereafter becomes publicly known through no fault of Employee; or (b) the disclosure of which is legally compelled.  Employee acknowledges that Company intends any and all information referred to above to be proprietary unless a policy to the contrary is adopted by Company’s Board of Directors.

7.4        Improvements and Inventions.

7.4.1              Notification and Disclosure.  Employee shall promptly notify Company in writing of the existence and nature of, and shall promptly and fully disclose to Company, any and all ideas, improvements and inventions, whether or not they are believed to be patentable (all of which are hereinafter sometimes referred to as “Inventions”), which Employee has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the period of Employee’s employment or which Employee may conceive or reduce to practice within one (1) year after termination of employment, if such Inventions relate to a product or process upon which Employee worked during his last three (3) years of employment by Company.  An Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, and which does not relate to the business of Company or to Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by Employee for Company is not considered to be the property of Company.

7.4.2              Ownership of Inventions and Work Product.  All such Inventions and all right, title, and interest of every kind and nature, whether now known or unknown, in and to any intellectual property, including, but not limited to, any computer software programs, trademarks, service marks, copyrights, films, scripts, ideas, creations, and properties invented, created, written, developed, furnished, produced, or disclosed by Employee, in the course of rendering services to Company under and pursuant to this Agreement (hereinafter

“Work Product”) shall be the sole and exclusive property of Company or its nominee, and during the term of his employment and thereafter, whenever requested to do so by Company, Employee shall execute and assign any and all applications, assignments and other instruments which Company shall deem necessary or convenient in order to apply for and obtain Letters Patent or Copyright Registration of the United States and/or of any foreign countries for such Inventions and/or Work Product and in order to assign and convey to Company or its nominee the sole and exclusive right, title and interest in and to such inventions, and Employee will render reasonable aid and assistance in any interference or litigation pertaining thereto, all expenses reasonably incurred by Employee at the request of Company to be borne by Company, provided such aid assistance does not unreasonably interfere with Employee’s then current employment.  In this connection, as to work which requires Employee’s time after termination of his employment, Employee shall be entitled to compensation for the time requested by Company at an hourly rate equal to the pro rata hourly rate at which Employee is being paid for a normal pay period immediately prior to the request for services.  All Inventions and Work Product resulting from Employee’s employment by Company shall be considered “work for hire” for purposes of the United States copyright laws.

7.5        Covenant Not to Compete.

7.5.1              Employee hereby agrees that, during the Applicable Period, the Employee shall not, without Company’s prior written consent (which may be withheld with or without reason), “engage or be interested, directly or indirectly” (as hereinafter defined), whether alone or together with or on behalf of or through any “other entity” (as hereinafter defined), whether as sole proprietor, partner, investor, stockholder, or any type of principal whatever, or as agent, officer, director, employee, technical advisor (except as he is employed by Company), lender, trustee, beneficiary, or otherwise, in any phase of the Restricted Business (as hereinafter defined) with any “customer” in the States where Company engages in its businesses in the United States or any other country in which Company has conducted its Restricted Business at any time during the three (3) year period prior to Date of Termination (hereinafter the “Reference Period”).

7.5.2              The term ARestricted Business@ as used herein means any business any part of which consists of (a) manufacturing, sale or distribution of any product substantially similar to or otherwise competitive with a product manufactured, sold or distributed by any subsidiary, division or business unit of the Company during the Reference Period, and (b) any business of a kind in whole or in part similar to and competitive with that engaged in by Company during the Reference Period.

7.5.3              The term “Other Entity” as used herein means any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise, or any combination thereof.

7.5.4              The term “engage or be interested, directly or indirectly” as used herein shall include, without limitation, giving advice or technical or financial assistance by loan, guarantees, stock transactions or in any other manner or to any other entity doing or about to do such restricted business in the area covered by this Agreement; but shall not by itself include the ownership of less than one percent (1%) of the outstanding stock of a corporation the shares of which are publicly traded.

7.5.5              The duration of the foregoing covenant shall be extended beyond the time period set forth therein for a period equal to the duration of any breach or default of such covenant by Employee.

7.5.6              Notwithstanding the forgoing, upon request, which request shall not be unreasonably denied, Employee may enter the employment of another who was a customer of Company during the Reference Period, provided that such customer is not engaged in the restricted business in a manner competitive with the Company, and provided, that the position would not involve the design or construction of products which would be competitive to the products designed and manufactured by the Company.

7.6        Business Relationships.   Employee hereby agrees that, during the Applicable  Period, the Employee shall not, without prior written consent of Company (which may be withheld with or without reason):

7.6.1              request, induce, advise or encourage any customer or supplier, or any other entity having business dealings with Company, to the extent such business dealings are in connection with the restricted business, to withdraw, curtail or cancel such business dealings; or

7.6.2              hire as employee or independent contractor, or request, induce, advise or encourage a termination of employment by, any other employee of Company, whether acting directly or indirectly and whether acting alone or together with or on behalf of or through any other entity.

8.             Miscellaneous.

8.1             Notice.            For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Osmonics, Inc.

5951 Clearwater Drive

Minnetonka, Minnesota 55343

Attn: D. Dean Spatz

With a copy to:

Maslon Edelman Borman & Brand,

a Professional Limited Liability Partnership

3300 Norwest Center

Minneapolis, Minnesota 55402-4140

Attn: Larry A. Koch

If to the Employee, at the most recent address provided by the Employee to the Company or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.2             Waiver, Modification.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

8.3             Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.4             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.5             Arbitration.  Except as provided herein for injunctive relief, in the event of any dispute concerning or arising out of this Agreement, such dispute shall be submitted by the parties to arbitration.  Arbitration proceedings may be commenced by either party giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association.  Any such arbitration shall take place before a single arbitrator in the city nearest the Employees last place of employment with the Company.  Any such arbitration shall be governed by and subject to the applicable laws of the State of Minnesota (including the discovery provisions of Minnesota and the Minnesota Code of Civil Procedure), and the then prevailing rules of the American Arbitration Association.  The arbitrator’s award in any such arbitration shall be final and binding, and a judgment upon such award may be enforced by any court of competent jurisdiction. Except as provided above and in the following sentence, one–half (2) of the cost of arbitration shall be paid by each party, except that each party shall be liable for its own attorneys’ fees and other expenses incurred directly by it.  However, the arbitrator may, in his or her discretion, award expenses and attorneys’ fees to the prevailing party as determined by the arbitrator.

8.6             Pooling.  No provision of this Agreement shall be enforceable to the extent such provision prevents “pooling” accounting in connection with any “Change of Control” with respect to which the Company’s Board of Directors determines that “pooling” accounting should be used, unless such provision is affirmed by action of the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date and year first above written.

OSMONICS, INC.

By	/s/ D. Dean Spatz
Its	CEO

Schedule of Executives / Officers with substantially identical change in control agreements and their applicable period:

Executives / Officers	Applicable Period
Edward J. Fierko	3
Keith B. Robinson	3
Roger S. Miller	2
Curtis D. Weitnauer	2
Richard F. Elliott	2
L. Lee Runzheimer	1